BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

01/25/2021

Work Order Item Number: W2021012500918-1078839
Filing Number: 20211186814
Filing Type: Amended and Restated Articles
Filing Date/Time: 1/25/2021 8:47:00 AM
Filing Page(s): 7

Indexed Entity Information:

Entity ID: C18919-1997 **Entity Name:** ENDEXX CORPORATION
Entity Status: Active **Expiration Date:** None

Commercial Registered Agent
AFFORDABLE BUSINESS SERVICES INC
1810 E. SAHARA #100, LAS VEGAS, NV 89104, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of *Barbara K. Cegavske* Secretary of State State Of Nevada	Business Number **C18919-1997** Filing Number **20211186814** Filed On **1/25/2021 8:47:00 AM** Number of Pages **7**

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Endexx Corporation Entity or Nevada Business Identification Number (NVID): NV19971258048
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☒ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☒ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ______
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ______ Jurisdiction of formation: ______ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) ______ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☒ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) See attachment A (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Chief Executive Officer Signature of Officer or Authorized Signer Title X Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ENDEXX CORPORATION

(Pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes (the "Nevada Corporations Act"))

Endexx Corporation, a corporation organized and existing under and by virtue of the provisions of the Nevada Corporations Act, adopts the following Amended and Restated Articles of Incorporation.

DOES HEREBY CERTIFY:

1. The name of this corporation is Endexx Corporation and this corporation was initially incorporated pursuant to an Articles of Incorporation filed with the Secretary of State of the State of Nevada on September 5, 1997 and amended thereafter (the "Pre-Amendment and Restatement Articles").

2. That, pursuant to Section 78.390 of the Nevada Revised Statutes, the Board of Directors of the Corporation (the "Board") and the stockholders have duly adopted resolutions approving the amendment and restatement of the Pre-Amendment and Restatement Articles in their entirety as follows:

"ARTICLE I

The name of the Corporation is Endexx Corporation (the "Corporation").

ARTICLE II

The address of the registered office of the Corporation in the State of Nevada is Affordable Business Services Inc. The name of the registered agent of the Corporation at such address is 1350 E. Flamingo Road, Suite 300, Las Vegas, Nevada 89119.

ARTICLE III

The aggregate number of shares that the Corporation will have authority to issue is 1,010,000,000 of which one billion (1,000,000,000) shares will be common stock, with a par value of $0.0001 per share, and ten million (10,000,000) shares will be preferred stock, with a par value of $0.0001 per share.

The Preferred Stock may be divided into and issued in series. The Board of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations, and terms of the shares of any series of Preferred Stock including but not limited to the following:

a. The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

b. Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

c. The amount payable upon shares in the event of voluntary or involuntary liquidation;

d. Sinking fund or other provisions, if any, for the redemption or purchase of shares;

e. The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

f. Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and,

g. Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

ARTICLE IV

The names and addresses of the Board of Directors are as follows:

Name:	Address:
Todd Davis	37043 N. Kohuana Place, Cave Creek, AZ 85331
Dr. Daniel Brandwein	159 South Pompano Parkway, Pompano Beach, FL 33069

Peter Governale 210 Crabapple Road, Manhasset, NY 11030
Dustin Sullivan 212 Island Drive, Island Lake, IL 60042

ARTICLE V

The purpose of the corporation shall be to conduct any lawful activity.

ARTICLE VI

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this Article will not eliminate or limit the liability of a director or officer for:

a. acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

b. the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Article VI will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE VII

The Corporation elects to not be governed by NRS 78.378 to 78.3793, inclusive.

ARTICLE VIII

The Corporation elects to not be governed by NRS 78.411 to 78.444, inclusive.

ARTICLE IX

To the fullest extent allowed by NRS 78.2055, the Board, without requiring approval of the stockholders, may increase or decrease the number of issued and outstanding shares of common or preferred stock, so long and the increase or decrease is applied proportionally to any class of stock so increased or decreased.

ARTICLE X

a. Right to Indemnification. The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed by action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

b. Inurement. The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article X, will continue as to an Indemnitee who has

ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

c. Non-exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred by this Article X are not exclusive of any other rights that an Indemnitee may have or acquire under any statue, bylaw, agreement, vote of stockholders or disinterested directors, the Certificate of Incorporation or otherwise.

d. Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the request as a director, officer employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement or expenses from such other entity.

e. Advancement of Expenses. The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fax and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses."

[Remainder of the page intentionally left blank; signature page follows.]

The undersigned further declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in these Amended and Restated Articles of Incorporation are true and correct of his own knowledge.

Dated: January 21, 2021

Todd Davis, Chief Executive Officer